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                     EMPLOYMENT AND SETTLEMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made and entered into this 14th day of October, 1997, the Effective Date, by and between Electronic Transmission Corporation, a Delaware corporation ("ETC"), and W. Mack Goforth ("Mr. Goforth").

     ETC desires to employ Mr. Goforth, as Chief Financial Officer and Mr. Goforth desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

     NOW, THEREFORE, ETC and Mr. Goforth hereby agree as follows.

1. EMPLOYMENT. ETC hereby employs Mr. Goforth, and Mr. Goforth hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

2. DUTIES. Mr. Goforth shall serve in the capacity of Executive Vice President and Chief Financial Officer. In that capacity, Mr. Goforth's responsibilities will include; all accounting functions; audit of financial statements on an annual basis; timely financial reporting in compliance with all regulatory bodies, including but not limited to those required by the United States Securities and Exchange Commission for public reporting companies; acquisition and management of capital whether debt or equity; interfacing with the investment community with regards to financial needs of the company; assisting in any way possible the company in attracting sponsorship for the company's shares; financial forecasting; and budgeting. Further, Mr. Goforth will review the practices of the company and establish any further policies and procedures as needed or amend existing policies and procedures to stabilize the company financially, including but not limited to spending controls, and organization of departmental budgeting practices. Mr. Goforth will evaluate the current Staff being utilized and make any changes necessary in the best interest of the company. Mr. Goforth will review the existing debt arrangements the company has with its creditors and make changes where be deems necessary. This will include but not be limited to moving lines of credit, changing banking relationships, securing additional lines of credit or additional equity that he deems to be in the best interest of the company. Mr. Goforth will report directly to the CEO and the Chairman of the Board of Directors.

3. COMPENSATION. As compensation for his services rendered to ETC in the capacities set forth above, ETC shall pay Mr. Goforth a salary of $150,000 per year with a review in 180 days and prior to the end of the first year for increases in compensation which may be tied to the performance of the employee and or the company. Additionally, Mr. Goforth may receive salary increases and bonuses in such amounts as determined at the discretion of the CEO and the Board of Directors at any time.

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Employment and Settlement Agreement Between ETC and W. Mack Goforth - Page 2

4. BENEFITS. During the term hereof, Mr. Goforth shall be entitled to participate in all benefits plans, including stock option plans, provided by ETC on the same basis as other ETC senior executive officers and will additionally receive free medical insurance for himself. ETC reserves the right unilaterally to modify, amend, or terminate any such plans and programs at any time and from time to time during the term of this Agreement. Mr. Goforth shall be entitled to four weeks of paid vacation time each year. Mr. Goforth shall also be entitled to all paid holidays given by ETC to its senior executive officers. Mr. Goforth may perform all of his duties while living in Dallas, Texas and may not be relocated against his will.

5. REIMBURSEMENT OF EXPENSES. ETC shall reimburse Mr. Goforth for expenses actually incurred by him in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Mr. Goforth upon appropriate documentation of such expenditures in accordance with ETC policies.


6. TERM. The term of this Agreement shall be for the period commencing on November 1, 1997 and ending on October 31, 2002, subject to earlier termination as provided in Section 7. The term of this Agreement will automatically extend for a period of 1 (one) additional year to October 31, 2003 unless either party gives notice at least 30 days prior to October 31, 2002.

7. TERMINATION. This Agreement and Mr. Goforth's employment hereunder shall terminate in the event of Mr. Goforth's death or if Mr. Goforth becomes permanently disabled as determined by the ETC Board of Directors. This Agreement and Mr. Goforth's employment hereunder may be terminated immediately by ETC "for cause" at any time the ETC Board of Directors determines, in the exercise of its good faith judgment, that Mr. Goforth has engaged in gross malfeasance or willful misconduct in performing his duties hereunder and that his continued employment by ETC no longer is in the best interests of ETC.

8. NON-COMPETITION FOR EXISTING CLIENTS AFTER TERM. Mr. Goforth agrees, for a period of two years after the expiration of the term hereof, not to solicit, on his own behalf or on behalf of any future employer or other entity, any business of the same or similar nature to any business conducted by ETC or any subsidiary or affiliate during the term hereof, from any entity with which ETC did business, during the term hereof. The patties recognize that this covenant not to compete for specified customers for a limited time period is an integral part of this Agreement and that ETC would not enter into this Agreement, or would do so only on the basis of decreased compensation to Mr. Goforth, without this covenant.

9. NON-DISCLOSURE OF INFORMATION AND TRADE SECRETS. During his employment hereunder and thereafter, Mr. Goforth will not disclose to any person or entity not directly connected

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Employment and Settlement Agreement Between ETC and W. Mack Goforth - Page 3

    with ETC, or use for his own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Mr. Goforth's performance of his duties hereunder or as may be required by law or regulations. See addendum "A". Mr. Goforth will also execute an Employee NonDisclosure Agreement.

10. ETC Stock options for Services. As additional compensation for his services, Mr. Goforth shall be offered the option to purchase a total of 200,000 shares of ETC stock The purchase price will be set at the closing price (last trade) on the effective date (or if no trades are made on the effective date then the closing price on the closest day prior to the effective date. This price is considered a price that constitutes 100% of the fair market value of such shares on the effective date (the date of the agreement. (See addendum"B") The shares shall be available to Mr. Goforth according to the following schedule so long as he remains in the employ of ETC: 50,000 shares on October 31, 1998; 50,000 shares on October 31, 1999; 50,000 shares on October 31, 2000; and the balance of 50,000 shares on October 31, 2001. Upon exercising of this option Mr. Goforth shall be entitled to include any shares purchased pursuant to this agreement in the next registration of shares filed by the company.


      Mr. Goforth represents and warrants that:
           (a) he has received and carefully read this Agreement and the materials prepared by ETC regarding its respective businesses and statuses, is familiar with and understands them, has based his investment decision on the information contained therein, and has not asked any questions or requested any materials of ETC which have not been answered or supplied; and
           (b) he is acquiring the Stock for his own account for investment and not with a view to distribution or resale thereof, (ii) meets the suitability standards for an investment in the Stock as set forth in the Securities Act of 1933, and applicable U.S. and state securities laws, and all applicable regulations under any of the foregoing (collectively the "Securities Laws and Regulations"), (iii) understands that the Stock and the issuance thereof, have not been registered under the Securities Laws and Regulations, (iv) will not sell or otherwise transfer the Stock except in compliance with the Securities Laws and Regulations, or by will or the laws of descent and distribution, and (v) resides at his address as set forth in section 12 below.

11. UNAUTHORIZED TERMINATION: If ETC shall terminate Mr. Goforth's employment hereunder prior to the expiration of the term hereof, other than "for cause" as set forth above, and recognizing that there is no right to terminate such employment, then ETC shall promptly pay to Mr. Goforth as liquidated damages an amount equal to twelve (12) months base salary. Such amounts shall be payable to Mr. Goforth at his current monthly salary rate

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Employment and Settlement Agreement Between ETC and W. Mack Goforth - Page 4

    until the balance is paid. Further, should such termination occur, then all stock options that would have vested at the end of that year will be accelerated and be available to Mr. Goforth at the time of termination. Should there be a sale of ETC which results in a change of control and should Mr. Goforth be terminated, the following provisions will apply. Mr. Goforth shall receive an amount each year until the end of this contract term equal to what his yearly salary, raises and bonuses would have been had he remained employed by ETC and all remaining stock options will automatically accelerate and be available to Mr. Goforth at that time. In either case, upon exercising of any stock options, Mr. Goforth shall be entitled to include any shares purchased pursuant to this agreement in the next registration of shares filed by the company. If ETC shall remove Mr. Goforth from the office set forth in section 2 above, or significantly change his duties as set forth therein, without his consent, then Mr. Goforth at his option may treat such actions as an unauthorized termination under this section II.

12. NOTICES. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

         If to ETC:          Electronic Transmission Corporation
                             5025 Arapaho, Suite 501
                             Dallas, Texas 75248



         If to Mr. Goforth:  W. Mack Goforth
                             6107 Waggoner
                             Dallas, TX 75230-4011



13. ENTIRE AGREEMENT COUNTERPARTS GOVERNING LAW. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto, save and except for any Non-Disclosure, Non-Compete agreement which may be in effect between the parties. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The invalidity or un-enforceability of any provision or provisions in this agreement shall not affect the validity or enforceability of any other provision in this agreement which shall remain in full force and effect. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

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Employment and Settlement Agreement Between ETC and W. Mack Goforth - Page 5

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.



                         ELECTRONIC TRANSMISSION CORPORATION


                         By: /s/ L. Cade Havard
                             ---------------------------------
                              L. Cade Havard
                              Chairman and CEO


                             /s/ W.   Mack Goforth
                             ---------------------------------
                              W.   Mack Goforth


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Employment and Settlement Agreement Between ETC and W. Mack Goforth - Page 6




                                   ADDENDUM






                                      "A"

Confidential information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by Mr. Goforth) or any information of a type not otherwise considered confidential by persons engaged in the same business or businesses similar to that conducted by ETC or any subsidiary or affiliate.



                                      "B"

The shares of ETC stock covered by this agreement and the exercise price thereof, shall be subject to adjustment to reflect any stock dividend, stock split, share combination, exchange of shares, re-capitalization, mergers, consolidation, separation, reorganization, liquidation or the like of or in any manner involving ETC.